Exhibit 10.76

BioRestorative Therapies, Inc.

40 Marcus Drive

Melville, New York 11747

August 13, 2015

TDA Consulting Services, Inc.

333 Las Olas Way #1506

Ft. Lauderdale, Florida 33301

Attention: Todd Adler, President

Gentlemen:

Reference is made to the Consulting Agreement, dated as of February 17, 2011, between BioRestorative Therapies, Inc. (formerly Stem Cell Assurance, Inc.) (the “Company”) and TDA Consulting Services, Inc. (the “Consultant”), as amended (the “Consulting Agreement”).

The parties hereby agree that the term of the Consulting Agreement is extended for an additional period of twelve (12) months from July 1, 2015 to June 30, 2016 and that, during such additional twelve (12) month period, the Consultant shall be entitled to a fee of fifteen thousand dollars ($15,000) per month (an aggregate of one hundred eighty thousand dollars ($180,000)) payable on the last day of each month commencing as of July 31, 2015 and continuing through June 30, 2016. As additional compensation for the Services (as defined in the Consulting Agreement), concurrently with the execution of this letter agreement, the Consultant is being granted (i) a warrant for the purchase of ten thousand (10,000) shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), which warrant shall be exercisable during the five (5) year period commencing on the date hereof at an exercise price of ten dollars ($10.00) per share and (ii) a warrant for the purchase of ten thousand (10,000) shares of Common Stock, which warrant shall be exercisable during the five (5) year period commencing on the date hereof at an exercise price of twelve dollars ($12.00) per share.

Except as amended hereby, the Consulting Agreement shall continue in full force and effect in accordance with its terms.

This letter agreement constitutes the entire agreement between the parties with regard to the subject matter hereof. This letter agreement supersedes all prior negotiations, understandings and agreements between the parties hereto with respect to the subject matter hereof, and each party acknowledges and agrees that it has not relied on any representations or promises in connection with this letter agreement not contained herein.

This letter agreement may not be amended, modified, waived or canceled, in part or in full, except in a writing signed by both parties.

This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

 This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding choice of law principles thereof.

Very truly yours,

BIORESTORATIVE THERAPIES, INC.

By:
Mark Weinreb
Chief Executive Officer

Agreed:

TDA CONSULTING SERVICES, INC.

By:
Todd Adler
President